FOR IMMEDIATE RELEASE
                                              Contact:  Duffield J. Seyller III
                                                                 (815) 943-5261

                         Harvard Illinois Bancorp, Inc.
                     Announces Completion of Stock Offering

Harvard, Illinois. April 8, 2010 -Harvard Illinois Bancorp, Inc. (the "Company"), the newly formed holding company for Harvard Savings Bank, an Illinois chartered savings bank (the "Bank") with its headquarters in Harvard, Illinois, announced today that it has completed its initial public offering of shares of common stock on April 8, 2010. The Company issued a total of 784,689 shares of its common stock for an aggregate of $7,846,890 in total offering proceeds. The common stock is expected to be quoted on the OTC Bulletin Board beginning on Friday, April 9, 2010 under the trading symbol "HARI."

As of November 30, 2009, the Bank had approximately $155.9 million in assets, $123.5 million in deposits and $12.2 million in total equity. The amount of the Bank's total equity at November 30, 2009, does not give effect to the net proceeds raised in the offering which will be added to total equity following completion of the offering.

Keefe, Bruyette & Woods, Inc. served as financial advisor and marketing agent with regard to the Company's offering. Luse, Gorman, Pomerenk & Schick, P.C., Washington, D.C., served as special counsel to the Company and the Bank for the reorganization and stock offering. Vedder Price P.C., Chicago, Illinois, served as counsel to Keefe, Bruyette & Woods, Inc.

                                      * * *

     This press release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Harvard Illinois Bancorp, Inc.'s prospectus, dated February 12, 2010, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.